FREE WRITING PROSPECTUS
(Second Lien Fixed Rate Mortgage Loans)


                                  CWABS, INC.
                                   Depositor

                       [GRAPHIC OMITTED] Countrywide(R)
                       --------------------------------
                                  HOME LOANS
                              Sponsor and Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer

                           Asset-Backed Certificates
                             (Issuable in Series)
                         Distributions payable monthly




-----------------------------
Consider carefully the risk
factors beginning on page S-7
in this free writing
prospectus and on page 2 in
the prospectus attached hereto
as Exhibit A.
-----------------------------



The Trusts

Each CWABS Asset-Backed Certificates Trust will be established to hold assets transferred to it by CWABS, Inc. The assets in each CWABS Asset-Backed Certificates Trust will be specified in the prospectus supplement for the particular issuing entity and will generally consist of closed-end fixed rate second lien mortgage loans secured by one- to four-family residential properties. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers. The mortgage loans will be master serviced by Countrywide Home Loans Servicing LP.

The Certificates

CWABS, Inc. will sell the certificates pursuant to a prospectus supplement. The certificates will be grouped into one or more series, each having its own designation. Each series will be issued in one or more classes and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets of the related CWABS Asset-Backed Certificates Trust. A prospectus supplement for a series will specify all of the terms of the series and each of the classes in the series.


The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates with a file number of 333-135846. Before you invest, you should read the prospectus in that registration statement (which prospectus is attached as Exhibit A hereto) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Although a registration statement (including the prospectus) relating to the securities discussed in this free writing prospectus has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the securities discussed herein has not been filed with the Securities and Exchange Commission. Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the securities discussed in this communication for definitive information on any matter discussed herein.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this free writing prospectus or the prospectus. Any representation to the contrary is a criminal offense.



February 1, 2007

                               Table of Contents

Free Writing Prospectus                                                  Page
-----------------------                                                  ----

Summary...................................................................S-3

Risk Factors..............................................................S-7

The Mortgage Pool........................................................S-18

Servicing of the Mortgage Loans..........................................S-25

Description of the Pooling and Servicing Agreement.......................S-30

Yield, Prepayment and Maturity Considerations............................S-33

Tax Consequences.........................................................S-35

ERISA Considerations.....................................................S-35

Index of Defined Terms...................................................S-36

Exhibit A - Prospectus



Exhibit A -

Prospectus                                                               Page

Important Notice About Information in This Prospectus and Each
     Accompanying Prospectus Supplement....................................1

Risk Factors...............................................................2

The Trust Fund............................................................14

Use of Proceeds...........................................................27

The Depositor.............................................................27

Loan Program..............................................................27

Static Pool Data..........................................................30

Description of the Securities.............................................31

Credit Enhancement........................................................46

Yield, Maturity and Prepayment
     Considerations.......................................................51

The Agreements............................................................54

Certain Legal Aspects of the Loans........................................73

Material Federal Income Tax
     Consequences.........................................................86

Other Tax Considerations.................................................107

ERISA Considerations.....................................................107

Legal Investment.........................................................111

Method of Distribution...................................................112

Legal Matters............................................................113

Financial Information....................................................113

Rating...................................................................113

Index to Defined Terms...................................................115

                                    Summary

This summary highlights selected information about the offering transactions and does not contain all of the information that you need to consider in making your investment decision. The terms of each series and each of the classes in a series have not yet been determined. The certificates in an offering and the other circumstances of the offering that have not yet been specified will be fully described in a prospectus supplement when it is available. To understand all of the terms of an offering of the certificates, read this entire free writing prospectus, including the prospectus attached as Exhibit A and, when available, the prospectus supplement relating to the applicable series of certificates carefully.


Issuing Entity

The issuing entity for a series of certificates will be the CWABS Asset-Backed Certificates Trust specified on the front cover of the related prospectus supplement.

The Certificates

The mortgage pools securing the certificates will consist of closed-end mortgage loans secured by second liens on one- to four-family residential properties. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers that may or may not be affiliated with the depositor.

The mortgage loans in any mortgage pool will have fixed mortgage rates.

The mortgage pool may also be segregated into multiple loan groups for the purposes of allocating distributions among the classes of certificates offered by that series. Your certificates may be related to one or more of the loan groups.

See "The Mortgage Pool" in this free writing prospectus, "The Trust Fund -- The Mortgage Loans -- General" in the attached prospectus and "The Mortgage Pool" in the prospectus supplement relating to the applicable series of certificates.

Depositor

CWABS, Inc. is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sellers

Countrywide Home Loans, Inc. will be the seller of a portion of the mortgage loans. Other mortgage loans may be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation, or one of its subsidiaries, which, in turn, acquired those mortgage loans directly from Countrywide Home Loans, Inc. A portion of the mortgage loans may also be sold to the depositor by unaffiliated third-party sellers.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York.

Pre-Funding Account

A particular series may permit the depositor to deposit on the closing date an amount of up to 25% of the initial certificate principal balance of the certificates issued by the related issuing entity in a pre-funding account. Any amount so deposited will be allocated between the loan groups, if any, so that the amount allocated to any loan group will not exceed 25% of the aggregate certificate principal balance of the classes of certificates related to that loan group. If the depositor elects to make that deposit, the funding period will commence on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than an amount specified in the related prospectus supplement and (y) the date, generally no more than 90 days following the closing date, specified in the related prospectus supplement. During the funding period, if any, the amount deposited in the pre-funding account on the closing date is expected to be used to purchase subsequent mortgage loans.

To the extent needed to make required interest payments on the interest-bearing certificates on or prior to the distribution date following the end of the funding period, Countrywide Home Loans or another seller may make interest shortfall payments to the issuing entity in order to offset shortfalls in interest collections attributable to the pre-funding mechanism or because newly originated loans do not have a payment due date in the due period related to such distribution date.

Any amounts in the pre-funding account not used during the funding period to purchase subsequent mortgage loans will be distributed to holders of the related senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Third Party Insurers

If so specified in the prospectus supplement relating to any series of certificates, one or more classes of certificates may have the benefit of certificate guaranty insurance policies issued by a third party insurer. If so specified in the prospectus supplement relating to any series of certificates, one or more separate trusts may be established to issue net interest margin securities secured by all or a portion of certain classes of certificates of that series. Those net interest margin securities may or may not have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers that would issue any such financial guaranty insurance policy are referred to in this free writing prospectus as the "Third Party Insurer." The references to the Third Party Insurer in this free writing prospectus are applicable only if classes of certificates in the series have the benefit of financial guaranty insurance policy or if any related net interest margin securities issued and are so insured.

Any Third Party Insurer may be granted a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the certificates. Any insurance policy issued by a Third Party Insurer will not cover, and will not benefit in any manner whatsoever, the certificates other than those specified in the related prospectus supplement.

See "Risk Factors--Rights of Third Party Insurers" in this free writing prospectus.

Distribution Dates

We will make monthly distributions on the day specified in the related prospectus supplement, which will generally be the 25th day of the month, or, if that day is not a business day, then we will make distributions on the next business day.

The first distribution date for any series of certificates will be specified in the prospectus supplement for that series.

Registration of Certificates

To the extent specified in the prospectus supplement relating to a series of certificates, the certificates may initially be issued in book-entry form. Persons acquiring beneficial ownership interests in the certificates may elect to hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

See "Description of Certificates - Book-Entry Certificates" in the attached prospectus.

Purchase of Mortgage Loans

If specified in the prospectus supplement relating to any series of certificates, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 150 days or more. In addition, to the extent specified in the prospectus supplement relating to any series of certificates, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated third-party seller to Countrywide Home Loans, Inc. due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which the master servicer has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate.

Optional Termination or Auction of the Mortgage Loans

If so specified in the prospectus supplement relating to the applicable series of certificates, the master servicer, the depositor, the holder of a specified percentage of a particular class of certificates specified in the prospectus supplement and/or the Third Party Insurer may have the option to purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the issuing entity declines to a specified percentage of the aggregate initial stated principal balance of the mortgage loans and the amount, if any, deposited into the pre-funding account on the closing date.

If so specified in the prospectus supplement relating to the applicable series of certificates, the master servicer or the holder of a specified percentage of a particular class of certificates may have the option to instruct the trustee to conduct an auction of the remaining mortgage loans and real estate owned by the issuing entity. If an auction is held and the trustee receives a purchase price at least equal to the amount set forth in the related prospectus supplement, the mortgage loans will be sold to that bidder and the certificates will be paid in full on that distribution date.

Advances

The master servicer will make cash advances with respect to delinquent scheduled payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

See "Servicing of the Mortgage Loans -- Advances" in this free writing prospectus and in the prospectus supplement relating to the applicable series of certificates.

Credit Enhancement for the Certificates

Credit enhancements provide limited protection to holders of certain classes of certificates against shortfalls in payments received on the mortgage loans and realized losses on the mortgage loans. As specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of credit enhancement:

     o the subordination of one or more classes of the securities of the series,

     o    overcollateralization,

     o    excess interest,

     o    letter of credit,

     o financial guaranty insurance policy issued by an entity named in the prospectus supplement covering one or more classes of certificates,

     o    surety bond,

     o    bankruptcy bond,

     o    special hazard insurance policy,

     o    guaranteed investment contract,

     o    one or more reserve funds,

     o    one or more derivative contracts,

     o insurance on the mortgage loans, which may be FHA Insurance, a VA Guarantee or a mortgage pool insurance policy,

     o    cross-collateralization feature, or

     o    any combination of the foregoing.

No form of credit enhancement can provide protection against all risks of loss or guarantee repayment of the entire principal balance of the certificates and interest thereon. If losses occur which exceed the amount covered by credit enhancement, certificateholders of the applicable series will bear their allocable share of any deficiencies.

See "Risk Factors" in this free writing prospectus and "Risk Factors" in the attached prospectus.

Yield Enhancement for the Certificates

Yield enhancements provide limited protection to holders of certain classes of certificates against reductions in the return on your investment that may be caused by fluctuations in interest rates on the certificates and/or on the related pool of mortgage loans. As specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of yield enhancement:

     o    one or more reserve funds,

     o    one or more derivative contracts,

     o the application of interest distributions on one or more classes of certificates to cover certain interest rate shortfalls experienced by other classes of certificates, or

     o another method of yield enhancement described in the prospectus supplement.

No form of yield enhancement can provide protection against all risks of loss on investment return. If circumstances occur which are not anticipated by the method of yield enhancement provided by the related issuing entity, certificateholders of the applicable series will suffer the corresponding reduction in the yields on their investment.

See "Risk Factors" in this free writing prospectus and "Risk Factors" in the attached prospectus.

Tax Status of the Certificates

Unless otherwise specified in the prospectus supplement for the applicable series of certificates, for federal income tax purposes the related issuing entity (exclusive of rights specified in the applicable prospectus supplement) will consist of one or more REMICs. The prospectus supplement for each series of certificates will specify which classes of certificates will constitute regular or residual interests in the REMICs and whether there are investors who would be subject to taxation if they purchased particular classes of certificates because of the features of those classes of certificates.

In addition, depending upon the forms of credit enhancement and yield enhancement employed with respect to a particular series of certificates, one or more classes of certificates in that series may also represent taxable contractual rights and/or obligations for federal income tax purposes.

See "Material Federal Income Tax Consequences" in the attached prospectus.

ERISA Considerations

The prospectus supplement relating to each series of certificates will specify which classes may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan. The applicable prospectus supplement will also specify whether there are conditions that must be met for any such acquisition.

See "ERISA Considerations" in the attached prospectus.

Legal Investment

The certificates will not constitute mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the certificates.

See "Legal Investment" in the attached prospectus.

                                 Risk Factors

The following information, which you should carefully consider, identifies certain significant sources of risk associated with an investment in the certificates. You should also carefully consider the information under "Risk Factors" beginning on page 2 of the attached prospectus.


Junior Lien Priority Could         The mortgage loans are secured by mortgages
Result in Payment Delay or Loss    that create second liens on residential
                                   properties. The master servicer may under certain circumstances consent to a new mortgage lien on the mortgaged property having priority over the mortgage loans in the issuing entity. Mortgage loans secured by junior liens are entitled to proceeds that remain from the sale of the related mortgaged property after the related senior mortgage loan and prior statutory liens have been satisfied. If the master servicer determines that the remaining proceeds are or would be insufficient to satisfy the mortgage loans secured by second mortgages and prior liens in the aggregate, it may charge-off the mortgage loan as a bad debt.
                                   If the credit enhancement has been exhausted or is otherwise not available to cover the losses, you will bear

                                   o    the risk of delay in payments while any
                                        deficiency judgment against the
                                        borrower is sought; and

                                   o    the risk of loss if the deficiency
                                        judgment is not pursued, cannot be
                                        obtained or is not realized upon for
                                        any other reason.

The Certificates Are Backed By     Countrywide Home Loans, Inc.'s
Mortgage Loans That Will           credit-blemished mortgage loan underwriting
Experience Higher Rates Of         standards are more flexible than the
Delinquency And Loss than          standards generally used by banks for
Mortgage Loans Underwritten To     borrowers with non-blemished credit
More Traditional Standards         histories with regard to the borrower's
                                   credit standing and repayment ability.
                                   Borrowers who qualify generally have
                                   impaired credit histories, which may include a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. On a case by case basis, Countrywide Home Loans, Inc. may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under its applicable underwriting risk category guidelines warrants an underwriting exception. It is expected that a significant number of the mortgage loans will have been originated based on underwriting exceptions of these types. As a result of Countrywide
                                   Home Loans, Inc.'s underwriting standards, including the origination of mortgage loans based on underwriting exceptions, the mortgage loans in the mortgage pool are likely to experience rates of delinquency, foreclosure and bankruptcy that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner.

Subordinated Certificates Have A   When certain classes of certificates provide
Greater Risk Of Loss Because Of    credit enhancement for other classes of
Subordination Features; Credit     certificates this is sometimes referred to
Enhancement May Not Be             as "subordination." The subordination
Sufficient To Protect Senior       feature is intended to enhance the
Certificates                       likelihood that related senior
                                   certificateholders will

From Losses                        receive regular payments of interest and
                                   principal.

                                   If so specified in the prospectus supplement relating to the applicable series of certificates, credit enhancement in the form of subordination will be provided for the certificates of that series, first, by the right of the holders of the senior certificates to receive payments of principal on the mortgage loans prior to the related subordinated classes and, second, by the allocation of realized losses on the related mortgage loans to reduce the certificate principal balances of the related subordinated classes, generally in the inverse order of their priority of payment, before any related realized losses are allocated to one or more of the classes of senior certificates.

                                   You should fully consider the risks of
                                   investing in a subordinated certificate, including the risk that you may not fully recover your initial investment as a result of realized losses on the related mortgage loans. In addition, investors in a class of senior certificates should consider the risk that, after the credit enhancement provided by excess cashflow and overcollateralization (if any) have been exhausted, the subordination of the related subordinated certificates may not be sufficient to protect the senior certificates from losses.

Excess Interest From The           The structure of a particular series may
Mortgage Loans May Not Provide     provide for credit enhancement through
Adequate Credit Enhancement In A   overcollateralization. The amount by which
Transaction Employing              the aggregate stated principal balance of
Overcollateralization As A         the mortgage loans exceeds the aggregate
Feature                            certificate principal balance of the related
                                   classes of certificates is called
                                   "overcollateralization." If the prospectus supplement for any applicable series of certificates indicates that credit enhancement for that series will be provided by overcollateralization, the initial level of overcollateralization (that is, the overcollateralization on the closing date) and the required level of overcollateralization will each be specified therein. Overcollateralization typically is used as credit enhancement when the mortgage loans are expected to generate more interest than is needed to pay interest on the related classes of certificates because the weighted average interest rate on the mortgage loans is expected to be higher than the weighted average pass-through rate on the related classes of certificates plus the weighted average expense fee rate. In the event that the level of overcollateralization is reduced, that
                                   "excess interest" will be used to make
                                   additional principal payments on the related classes of certificates to the extent described in the prospectus supplement.
                                   Overcollateralization is intended to provide limited protection to the holders of the applicable series of certificates by absorbing losses from liquidated mortgage loans. However, we cannot assure you that enough excess interest will be generated on the mortgage loans to maintain any required levels of overcollateralization.

                                   The excess interest available on any
                                   distribution date will be affected by the actual amount of interest received, collected or advanced in respect of the mortgage loans for that distribution date. That amount will be influenced by changes in the weighted average of the mortgage rates resulting from prepayments and liquidations of the mortgage loans. If the pass-through rate on one or more classes is limited by the applicable net rate cap, there may be little or no excess interest available to provide credit enhancement. Furthermore, a disproportionately high rate of prepayments of high interest rate mortgage loans would have a negative effect on future excess interest.

                                   If the protection afforded by
                                   overcollateralization for any applicable series is insufficient, then the holders of the certificates of that series could experience a loss on their investment.

Your Yield Will Be Affected By     Borrowers may, at their option, prepay their
Prepayments                        mortgage loans in whole or in part at any
                                   time. We cannot predict the rate at which borrowers will repay their mortgage loans.

                                   The prepayment experience of the mortgage loans may be affected by many factors, including:

                                   o    general economic conditions,

                                   o    the level of prevailing interest rates,

                                   o    the availability of alternative
                                        financing,

                                   o    the applicability of prepayment
                                        charges, and

                                   o    homeowner mobility.

                                   A prepayment of a mortgage loan, however, will usually result in a prepayment on the certificates.

                                   The rate and timing of prepayment of the mortgage loans will affect the yields to maturity and weighted average lives of the related classes of certificates. Any reinvestment risks from faster or slower prepayments of mortgage loans will be borne entirely by the holders of the related classes of certificates.

                                   o    If you purchase your certificates at a
                                        discount or you purchase principal only
                                        certificates and principal is repaid
                                        slower than you anticipate, then your
                                        yield may be lower than you anticipate.

                                   o    If you purchase your certificates at a
                                        premium or you purchase notional amount
                                        certificates and principal is repaid
                                        faster than you anticipate, then your
                                        yield may be lower than you anticipate.

                                   o    If you purchase notional amount
                                        certificates and principal is repaid
                                        faster than you anticipated, you may
                                        lose your initial investment.

                                   o    If so specified in the prospectus
                                        supplement relating to the applicable
                                        series of certificates, some or all of
                                        the mortgage loans may require the
                                        borrower to pay a charge if the
                                        borrower prepays the mortgage loan
                                        during periods of up to five years
                                        after the mortgage loan was originated.
                                        A prepayment charge may discourage a
                                        borrower from
                                        prepaying the mortgage loan during the
                                        applicable period. As specified in the
                                        prospectus supplement relating to any
                                        applicable series of certificates,
                                        prepayment charges may be distributed
                                        to specified classes of certificates or
                                        retained by the master servicer as
                                        servicing compensation and may not be
                                        distributed to the holders of other
                                        classes of certificates.

                                   o    If mortgage loans with relatively
                                        higher mortgage rates prepay, the
                                        pass-through rate on one or more of the
                                        related classes of certificates may be
                                        reduced and your yield may be lower
                                        than you anticipate.

The Yields On Floating Rate And    The pass-through rates on any classes of
Inverse Floating Rate              floating rate certificates for any
Certificates Will Be Affected By   distribution date will be equal to the value
The Level Of The Applicable        of the applicable interest rate index plus
Interest Rate Index                any related margin, but may be subject to a
                                   cap and/or floor. The pass-through rates on any classes of inverse floating rate certificates for any distribution date will equal a specified fixed rate minus the related index, but may be subject to a cap and/or floor, which floor may be as low as 0%. For these classes of certificates your yield will be sensitive to:

                                   o    the level of the applicable interest
                                        rate index,

                                   o    the timing of adjustment of the
                                        pass-through rate on those certificates
                                        as it relates to the interest rates on
                                        the related mortgage loans, and

                                   o    other limitations on the pass-through
                                        rates of those certificates as
                                        described further in the prospectus
                                        supplement relating to the applicable
                                        series of certificates.

Risk Regarding Mortgage Rates      The pass-through rate on any adjustable rate
                                   certificates may adjust periodically and will generally be based on certain interest rate indices. The mortgage rates on the mortgage loans will not adjust and therefore there is an absence of correlation between the mortgage rates on the mortgage loans and the pass-through rate on any adjustable-rate certificates. The absence of a correlation between the mortgage rates on the mortgage loans and the pass-through rate on the adjustable-rate certificates may reduce the interest payable on those certificates because of the imposition of the applicable net rate cap.

                                   Prepayments of mortgage loans with
                                   relatively higher mortgage rates may reduce the applicable net rate cap and consequently reduce the pass-through rate for one or more classes of certificates.

                                   While it may be intended that reductions in distributions of interest to a class of adjustable rate by operation of the applicable net rate cap be offset by amounts allocated to the issuing entity in respect of one or more forms of yield maintenance enhancement, we cannot assure you that any amounts will be available from those sources, or sufficient, to make any such payments. In addition, to the extent that any such form of yield maintenance enhancement benefiting a class of certificates is derived from distributions otherwise payable to one or more other classes of certificates, investors in the certificates benefiting from the yield enhancement arrangement should consider the expected distributions otherwise distributable to those other classes of certificates, and investors in the classes of certificates providing the yield maintenance enhancement should consider the likelihood that amounts otherwise distributable on their certificates will be applied to provide yield enhancement to the benefited classes of certificates.

Risks Related To Allocations Of    After the credit enhancement provided by
Realized Losses On The Related     excess cashflow and overcollateralization
Mortgage Loans                     has been exhausted, or if the structure of
                                   the particular series does not provide for overcollateralization collections on the mortgage loans otherwise payable to the related subordinated classes will comprise the sole source of funds from which that credit enhancement is provided to the senior certificates. Realized losses on the mortgage loans are allocated to the related subordinated certificates, beginning with the subordinated certificates then outstanding with the lowest payment priority, until the certificate principal balance of each class of subordinated certificates has been reduced to zero. If the aggregate certificate principal balance of the subordinated classes were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to holders of the senior certificates and may result in the allocation of realized losses to one or more classes of senior certificates.

Certain Interest Shortfalls May    When a borrower makes a full or partial
Affect Distributions On The        prepayment on a mortgage loan, the amount of
Related Certificates               interest that the borrower is required to
                                   pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. The master servicer is required to reduce its master servicing fee to offset this shortfall, but the reduction for any distribution date will limited to all or a portion of the master servicing fee for the related month.

                                   In a transaction incorporating
                                   overcollateralization as a credit
                                   enhancement feature, if the aggregate amount of interest shortfalls on the related mortgage loans resulting from prepayments exceeds the amount of the reduction in the master servicing fee, the amount of interest available to make distributions of interest to the related classes of certificates and to maintain or restore any related level of overcollateralization will be reduced.

                                   In a transaction that does not employ
                                   overcollateralization as a credit
                                   enhancement feature, if the aggregate amount of interest shortfalls on the related mortgage loans resulting from prepayments exceeds the amount of the reduction in the master servicing fee, the amount of interest available to make distributions of interest to the related classes of certificates will be reduced and the interest entitlement for each class of certificates will be reduced proportionately.

                                   In addition, your certificates may be
                                   subject to certain shortfalls
                                   in interest collections (or reductions in excess interest, if the series employs overcollateralization as a credit enhancement feature) arising from the application of the Servicemembers Civil Relief Act and similar state and local laws (referred to in this free writing prospectus as the Relief Act). The Relief Act provides relief to borrowers who enter active military service and to borrowers in reserve status who are called to active duty after the origination of their mortgage loan. The Relief Act provides generally that these borrowers may not be charged interest on a mortgage loan in excess of 6% per annum during the period of the borrower's active duty. These shortfalls are not required to be paid by the borrower at any future time, will not be offset by a reduction to the master servicing fee, and will reduce accrued interest on each related class of certificates on a pro rata basis. In addition, the Relief Act imposes certain limitations that would impair the master servicer's ability to foreclose on an affected mortgage loan during the borrower's period of active service and, under some circumstances, during an additional period thereafter.

                                   In addition, pursuant to the laws of various states, under certain circumstances, payments on mortgage loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the master servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the mortgage loans which would be borne by the certificateholders.

Certain Mortgage Loans Do Not      If so specified in the prospectus supplement
Yet Have A Payment Due             relating to the applicable series of
                                   certificates, some of the mortgage loans may have an initial payment date after the due date in the month of the first distribution date. Countrywide Home Loans will deposit an amount equal to one month's interest on these loans into the distribution account prior to the first distribution date. As a result, there will be no principal paid with respect to these loans on the first distribution date. In addition, if
                                   Countrywide Home Loans were unable or
                                   unwilling to deposit such amount, there
                                   would not be enough interest collections to distribute the required amount of interest on the certificates.

A Withdrawal or Downgrade in the   If one or more classes of certificates of a
Ratings Assigned to any Credit     series will benefit from a form of credit
Enhancer May Affect the Value of   enhancement provided by a third party, such
the Related Classes of             as a limited financial guaranty policy or a
Certificates                       derivative instrument, the ratings on those
                                   classes may depend primarily on an
                                   assessment by the rating agencies of the mortgage loans and on the financial strength of the credit enhancement provider. Any reduction in the ratings assigned to the financial strength of the credit enhancement provider will likely result in a reduction in the ratings of the classes of certificates that benefit from the credit enhancement. A reduction in the ratings assigned to those certificates probably would reduce the market value of the certificates and may affect your ability to sell them.

                                   The rating by each of the rating agencies of the certificates of any series is not a recommendation to purchase, hold, or sell the certificates since that rating does not address the market price or suitability for a particular investor. The rating agencies may reduce or withdraw the ratings on the certificates at any time they deem appropriate. In general, the ratings address credit risk and do not address the likelihood of prepayments.

The Right of a Class of            One or more classes of certificates of a
Certificates to Receive Certain    series may bear interest at a pass-through
Interest Distributions May         rate that is subject to a cap, but
Depend on the Creditworthiness     nevertheless those classes may be entitled
of a Third Party                   to receive interest distributions in excess
                                   of that cap from excess cashflow (if
                                   provided for in the related prospectus
                                   supplement and if available) or from certain sources other than the mortgage loans, such as a derivative instrument or a reserve fund established to cover those distributions. In the event that a series of certificates will provide for excess cashflow to cover those interest distributions in excess of the cap, investors in that class of certificates should consider that excess cashflow may not be available to fund those distributions. In the event that a series of certificates does not provide for excess cashflow, investors in the applicable classes of certificates will have to look exclusively to the sources of payment other than the mortgage loans and will have to consider that those other sources may be limited, may be provided by and depend solely on third parties and may therefore be subject to counterparty risk.
                                   In the event that those sources include
                                   third party providers, investors in the
                                   affected classes of certificates should
                                   consider that the ratings assigned to the applicable third party provider may be lower than the ratings of the affected classes of certificates. Unless otherwise specified in the related prospectus supplement, the ratings assigned to any class of certificates that may receive interest distributions in excess of the applicable cap will not address the likelihood of receipt of any such interest distributions.

Your Yield Will Be Affected By     The timing of principal payments on any
How Distributions Are Allocated    class of certificates will be affected by a
To The Certificates                number of factors, including:

                                   o    the extent of prepayments on the
                                        related mortgage loans,

                                   o    how payments of principal are allocated
                                        among the classes of certificates in
                                        the applicable series,

                                   o    whether the master servicer, the
                                        depositor, the holder of a specified
                                        percentage of a particular class of
                                        certificates specified in the
                                        prospectus supplement or the Third
                                        Party Insurer, as applicable, exercises
                                        its right to purchase the remaining
                                        assets of the issuing entity,

                                   o    whether the master servicer or the
                                        holder of a specified percentage of a
                                        particular class of certificates
                                        specified in the prospectus supplement,
                                        as applicable, instructs the trustee to
                                        conduct an auction of the remaining
                                        assets of the issuing entity,

                                   o    whether the master servicer exercises
                                        its option to purchase certain
                                        delinquent and defaulted mortgage
                                        loans,

                                   o    the rate and timing of payment defaults
                                        and losses on the
                                        related mortgage loans,

                                   o    repurchases of related mortgage loans
                                        as a result of material breaches of
                                        representations and warranties, and

                                   o    with respect to the senior
                                        certificates, if there is pre-funding
                                        in the related series and if funds are
                                        required to be deposited in the
                                        pre-funding account on the closing
                                        date, by the availability of subsequent
                                        mortgage loans.

                                   Since distributions on the certificates are dependent upon the payments on the applicable mortgage loans, we cannot guarantee the amount of any particular payment or the amount of time that will elapse before the proceeds of the assets of the issuing entity are distributed to the certificates.

                                   If specified in the prospectus supplement relating to any series of certificates, the master servicer will be permitted to purchase defaulted mortgage loans from the issuing entity as described under "Description of the Pooling and Servicing Agreement--Optional Purchase of Defaulted Loans and Certain Delinquent Loans" in this free writing prospectus supplement. The master servicer may grant a third party, which may be a certificateholder, the right to direct the exercise of this option. The exercise of this option to purchase defaulted mortgage loans could affect the level of the overcollateralization target amount, if applicable, and distributions to the holders of the certificates, which may adversely affect the market value of your certificates. A third party is not required to take your interests into account when deciding whether or not to direct the exercise of the option and may direct the exercise of the option when the master servicer would not otherwise exercise it. As a result, the performance of the transaction may differ from transactions in which this option was not granted to the third party.

                                   If specified in the prospectus supplement relating to any series of certificates, the master servicer will be permitted to purchase certain early payment delinquent mortgage loans from the issuing entity as described under "Description of the Pooling and Servicing Agreement--Optional Purchase of Defaulted Loans and Certain Delinquent Loans" in this free writing prospectus supplement. Many factors could affect the decision of the master servicer to exercise its option to purchase a mortgage loan that is eligible for purchase, including the master servicer's financial ability, the impact on the holders of the certificates and the state of the business relationship between the master servicer or any of its affiliates and the underlying seller, including whether the underlying seller of that mortgage loan is willing or able to purchase that mortgage loan. The master servicer is not required to take your interests into account when deciding whether or not to exercise the option.

                                   See "Description of the Certificates --
                                   Principal," and " -- Optional Termination" in the prospectus supplement relating to the applicable series of certificates for a description of the manner in which principal will be paid to the certificates. See "Description of the Certificates--Optional Purchase of Defaulted Loans" or "Description of the Certificates--Optional Purchase of

                                   Defaulted Loans and Certain Delinquent
                                   Loans" in the prospectus supplement relating to the applicable series of certificates for a description of the master servicer's option to purchase certain mortgage loans. See "The Mortgage Pool -- Assignment of the Mortgage Loans" in the prospectus supplement relating to the applicable series of certificates for more information regarding the repurchase or substitution of mortgage loans.

The Certificates May Not Be        The certificates may not be an appropriate
Appropriate For Some Investors     investment for investors who do not have
                                   sufficient resources or expertise to
                                   evaluate the particular characteristics of each applicable class of certificates. This may be the case because, among other things:

                                   o    the yield to maturity of certificates
                                        purchased at a price other than par
                                        will be sensitive to the uncertain rate
                                        and timing of principal prepayments on
                                        the related mortgage loans;

                                   o    the rate of principal distributions on,
                                        and the weighted average lives of, the
                                        certificates will be sensitive to the
                                        uncertain rate and timing of principal
                                        prepayments on the related mortgage
                                        loans and the priority of principal
                                        distributions among the classes of
                                        certificates in the related series.
                                        Accordingly, the certificates may be an
                                        inappropriate investment if you require
                                        a distribution of a particular amount
                                        of principal on a specific date or an
                                        otherwise predictable stream of
                                        distributions;

                                   o    you may not be able to reinvest
                                        distributions on a certificate (which,
                                        in general, are expected to be greater
                                        during periods of relatively low
                                        interest rates) at a rate at least as
                                        high as the pass-through rate
                                        applicable to your certificate; and

                                   o    a secondary market for the certificates
                                        may not develop or provide
                                        certificateholders with liquidity of
                                        investment.

Balloon Mortgage Loans             If so specified in the prospectus supplement
                                   relating to a series of certificates, the mortgage loans held by an issuing entity may include balloon loans, which are mortgage loans that do not provide for scheduled payments of principal that are sufficient to amortize the principal balance of the loan prior to maturity and which therefore will require the payment by the related borrower of a "balloon payment" of principal at maturity. Balloon loans involve a greater degree of risk because the ability of a borrower to make a balloon payment typically will depend upon the borrower's ability either to timely refinance the mortgage loan or timely to sell the related mortgaged property.

Seasoned Mortgage Loans            If so specified in the prospectus supplement
                                   relating to the applicable series of
                                   certificates, the loan ages of some of the mortgage loans held by an issuing entity may be older than those of the other mortgage loans held by that issuing entity or these mortgage loans may have been previously included in securitizations of the depositor and acquired upon exercise of an optional termination right. Generally, seasoned mortgage loans are believed to be less likely to prepay due to refinancing and are more likely to default than newly originated mortgage loans. In any case, the prepayment and default experience on well seasoned mortgage loans will likely differ from that on other mortgage loans.

Geographic Concentration Of        Issuing entities established by the
Mortgaged Properties Increases     depositor have historically had a
The Risk That Certificate Yields   significant portion of their mortgage loans
Could Be Impaired                  secured by mortgaged properties that are
                                   located in California, and unless otherwise specified in the prospectus supplement relating to the applicable series of certificates, a significant portion of the mortgage loans will be secured by mortgaged properties that are located in California and Florida. Homes in California are more susceptible than homes located in other parts of the country to certain types of uninsurable hazards, such as earthquakes, floods, mudslides and other natural disasters. Homes in Florida and other parts of the southeastern United States are more likely to suffer uninsurable damage from tropical storms and hurricanes than homes in other parts of the country. In addition,

                                   o    economic conditions in states with
                                        significant concentrations (which may
                                        or may not affect real property values)
                                        may affect the ability of borrowers to
                                        repay their loans;

                                   o    declines in the residential real estate
                                        markets in states with significant
                                        concentrations may reduce the values of
                                        properties located in those states,
                                        which would result in an increase in
                                        the loan-to-value ratios; and

                                   o    any increase in the market value of
                                        properties located in states with
                                        significant concentrations would reduce
                                        the loan-to-value ratios and could,
                                        therefore, make alternative sources of
                                        financing available to the borrowers at
                                        lower interest rates, which could
                                        result in an increased rate of
                                        prepayment of the mortgage loans.

If The Series Allows For The       If the particular series of certificates
Purchase Of Subsequent Mortgage    will use a prefunding mechanism to purchase
Loans, There Is A Risk Of          additional mortgage loans, the ability of
Possible Prepayment Due To         that issuing entity to acquire subsequent
Inability To Acquire Subsequent    mortgage loans depends on the ability of the
Mortgage Loans                     related seller to originate or acquire
                                   mortgage loans during the conveyance period specified in the related prospectus supplement (which generally will not exceed
                                   90 days) that meet the eligibility criteria for subsequent mortgage loans described therein. The ability of sellers to originate or acquire eligible subsequent mortgage loans will be affected by a number of factors including prevailing interest rates, employment levels and economic conditions generally.

                                   If any of the amounts on deposit in the
                                   pre-funding account in respect of any loan group allocated to purchase subsequent mortgage loans cannot be used for that purpose, those amounts will be distributed to the related senior certificateholders as a prepayment of principal on the first distribution date following the end of the conveyance period.

                                   The ability of the issuing entity to acquire subsequent mortgage loans with particular characteristics will also affect the size of the principal payment the related classes of senior certificates in that series.

Inability To Replace Master        The structure of the master servicing fee
Servicer Could Affect              might affect the ability to find a
Collections and Recoveries On      replacement master servicer. Although the
The Mortgage Loans                 trustee is required to replace the master
                                   servicer if the master servicer is
                                   terminated or resigns, if the trustee is unwilling (including for example because the master servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer.
                                   Because the master servicing fee is
                                   structured as a percentage of the stated principal balance of each mortgage loan, it may be difficult to replace the master servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the credit-blemished mortgage loans and related REO properties remaining in the pool. The performance of the mortgage loans may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Rights Of Third Party Insurers     If there is a Third Party Insurer with
                                   respect to a particular series of
                                   certificates, unless the Third Party Insurer fails to make a required payment under the related policy and the failure is continuing or the Third Party Insurer is the subject of a bankruptcy proceeding (each such event, a "Third Party Insurer Default"), the Third
                                   Party Insurer may be entitled to exercise, among others, the following rights without the consent of holders of the related certificates, and the holders of the related certificates may exercise those rights only with the prior written consent of the Third
                                   Party Insurer:

                                   o    the right to provide notices of master
                                        servicer defaults and the right to
                                        direct the trustee to terminate the
                                        rights and obligations of the master
                                        servicer under the pooling and
                                        servicing agreement upon a default by
                                        the master servicer,

                                   o    the right to remove the trustee or any
                                        co-trustee or custodian pursuant to the
                                        pooling and servicing agreement, and

                                   o    the right to direct the trustee to make
                                        investigations and take actions
                                        pursuant to the pooling and servicing
                                        agreement.

                                   In addition, unless a Third Party Insurer
                                   Default exists, that Third Party Insurer's consent may be required before, among other things,

                                   o    any removal of the master servicer, any
                                        successor servicer or the trustee, any
                                        appointment of any co-trustee,

                                   o    any otherwise permissible waivers of
                                        prepayment charges or extensions of due
                                        dates for payment granted by the master
                                        servicer with respect to more than 5%
                                        of the mortgage loans, or

                                   o    any amendment to the pooling and
                                        servicing agreement.

                                   Investors in the certificates other than those specified in the related prospectus supplement should note that:

                                   o    any insurance policy issued by the
                                        Third Party Insurer will not cover, and
                                        will not benefit in any manner
                                        whatsoever, their certificates,

                                   o    the rights granted to the Third Party
                                        Insurer may be extensive,

                                   o    the interests of the Third Party
                                        Insurer may be inconsistent with, and
                                        adverse to, the interests of the
                                        holders of the certificates, and the
                                        Third Party Insurer has no obligation
                                        or duty to consider the interests of
                                        the certificates in connection with the
                                        exercise or nonexercise of the Third
                                        Party Insurer's rights, and

                                   o    the Third Party Insurer's exercise of
                                        its rights and consents may negatively
                                        affect the certificates other than
                                        those specified in the related
                                        prospectus supplement and the existence
                                        of the Third Party Insurer's rights,
                                        whether or not exercised, may adversely
                                        affect the liquidity of the
                                        certificates, relative to other
                                        asset-backed certificates backed by
                                        comparable mortgage loans and with
                                        comparable payment priorities and
                                        ratings.

Some statements contained in or incorporated by reference in this free writing prospectus and the attached prospectus consist of forward-looking statements relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as "may," "will," "should," "expects," "believes," "anticipates," "estimates," or other comparable words. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control. Because we cannot predict the future, what actually happens may be very different from what we predict in our forward-looking statements.

                               The Mortgage Pool

Assignment of the Mortgage Loans

     Pursuant to the pooling and servicing agreement dated as of the cut-off date with respect to any series of certificates (each such agreement, the "Pooling and Servicing Agreement"), among the Depositor, the Master Servicer, the sellers, and The Bank of New York, as trustee (the "Trustee"), the Depositor on the closing date will sell, transfer, assign, set over and otherwise convey without recourse to the Trustee in trust for the benefit of the certificateholders, all right, title and interest of the Depositor in and to each Mortgage Loan conveyed on the closing date (each, an "Initial Mortgage Loan") and all right, title and interest in and to all other assets to be held by the issuing entity, including all principal and interest received on or with respect to the Initial Mortgage Loans after the initial cut-off date (exclusive of any scheduled principal due on or prior to the initial cut-off date and any interest accruing prior to the initial cut-off date) and the pre-funded amount, if any, deposited in the pre-funding account on the closing date.

     In connection with such transfer and assignment of the Mortgage Loans, the Depositor will deliver the following documents to the Trustee (collectively constituting the "Trustee's Mortgage File") with respect to each Initial Mortgage Loan and each Subsequent Mortgage Loan, if any (collectively, the "Mortgage Loans"):

          (1) the original mortgage note, endorsed by manual or facsimile signature in blank in the following form: "Pay to the order of _______________ without recourse", with all intervening endorsements that show a complete chain of endorsement from the originator to the person endorsing the mortgage note, or, if the original mortgage note has been lost or destroyed and not replaced, an original lost note affidavit, stating that the original mortgage note was lost or destroyed, together with a copy of the related mortgage note,

          (2) the original recorded mortgage or a copy thereof with recording information,

          (3) a duly executed assignment of the mortgage, in recordable form, or a copy thereof with recording information, as described in the Pooling and Servicing Agreement,

          (4) the original recorded assignment or assignments of the mortgage or a copy of such assignments, with recording information, together with all interim recorded assignments of such mortgage, or a copy of such assignments, with recording information,

          (5) the original or copies of each assumption, modification, written assurance or substitution agreement, if any, and

          (6) the original or duplicate original lender's title policy and all riders thereto or a copy of lender's title policy and all riders thereto or a printout of the electronic equivalent and all riders thereto or, in the event such original title policy has not been received from the insurer, such original or duplicate original lender's title policy and all riders thereto will be delivered within one year of the closing date.

     Notwithstanding the foregoing, in lieu of providing the documents set forth in clauses (3) and (4) above, the Depositor may at its discretion provide evidence that the related Mortgage is held through the MERS(R) System. In addition, the mortgages for some or all of the mortgage loans held by the issuing entity that are not already held through the MERS(R) System may, at the discretion of the Master Servicer, in the future be held through the MERS(R) System. For any mortgage held through the MERS(R) System, the Mortgage is recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS(R), as nominee for the owner of the Mortgage Loan, and subsequent assignments of the mortgage were, or in the future may be, at the discretion of the Master Servicer, registered electronically through the MERS(R) System. For each of these Mortgage Loans, MERS(R) serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the Trustee, and does not have any interest in the Mortgage Loan.

     The Pooling and Servicing Agreement for any series of certificates may provide that the Depositor will be required to deliver (or cause delivery of) the Trustee's Mortgage Files:

          (A) not later than the closing date, with respect to at least 50% of the Initial Mortgage Loans, and not later than the relevant subsequent transfer date, with respect to at least 10% of the Subsequent Mortgage Loans conveyed on any related subsequent transfer date,

          (B) not later than twenty days after the closing date, with respect to at least an additional 40% of the Initial Mortgage Loans, and not later than twenty days after the relevant subsequent transfer date with respect to the remaining Subsequent Mortgage Loans conveyed on any related subsequent transfer date, and

          (C) not later than thirty days after the closing date, with respect to the remaining Initial Mortgage Loans.

     Assignments of the Mortgage Loans to the Trustee (or its nominee) will be recorded in the appropriate public office for real property records, except in states (such as California) as to which an opinion of counsel is delivered to the effect that such recording is not required to protect the Trustee's interests in the Mortgage Loan against the claim of any subsequent transferee or any successor to or creditor of the Depositor or the applicable seller. As to any Mortgage Loan, the recording requirement exception described in the preceding sentence is applicable only so long as the related Trustee's Mortgage File is maintained in the possession of the Trustee in one of the states to which such exception applies. In the event any such assignment is delivered to the Trustee in blank and the related Trustee's Mortgage File is released by the Trustee pursuant to applicable provisions of the Pooling and Servicing Agreement, the Trustee will complete such assignment as provided in subparagraph (3) above prior to any such release. In the event such recording is required to protect the interest of the Trustee in the Mortgage Loans, the Master Servicer is required to cause each previously unrecorded assignment to be submitted for recording.

     The Trustee will review the Initial Mortgage Loan documents on or prior to the closing date (or promptly after the Trustee's receipt of any document permitted to be delivered after the closing date), and the Subsequent Mortgage Loan documents promptly after the Trustee's receipt thereof on or after the related subsequent transfer date as described above, and the Trustee will hold such documents in trust for the benefit of the holders of the certificates. After review of such Mortgage Loan documents, if any document is found to be missing or defective in any material respect, the Trustee or the Trustee is required to notify the Master Servicer and Countrywide Home Loans in writing. If Countrywide Home Loans cannot or does not cure such omission or defect within 90 days of its receipt of notice from the Trustee or the Trustee, Countrywide Home Loans is required to repurchase the related Mortgage Loan from the issuing entity at a price (the "Purchase Price") equal to the sum of (i) 100% of the unpaid principal balance (or, if such purchase or repurchase, as the case may be, is effected by the Master Servicer, the Stated Principal Balance) of the Mortgage Loan as of the date of such purchase, (ii) accrued interest thereon at the applicable Mortgage Rate (or, if such purchase or repurchase, as the case may be, is effected by the Master Servicer, at the Net Mortgage Rate) from (a) the date through which interest was last paid by the borrower (or, if such purchase or repurchase, as the case may be, is effected by the Master Servicer, the date through which interest was last advanced by, and not reimbursed to, the Master Servicer) to (b) the Due Date in the month in which the Purchase Price is to be distributed to certificateholders and (iii) any costs, expenses and damages incurred by the issuing entity resulting from any violation of any predatory or abusive lending law in connection with such Mortgage Loan. Rather than repurchase the Mortgage Loan as provided above, Countrywide Home Loans may remove such Mortgage Loan (a "deleted mortgage loan") from the issuing entity and substitute in its place another Mortgage Loan of like kind (a "replacement mortgage loan"); however, such substitution is only permitted within two years after the closing date, and may not be made unless an opinion of counsel is provided to the effect that such substitution would not disqualify any REMIC election made by the Trustee or result in a prohibited transaction tax under the Internal Revenue Code of 1986, as amended (the "Code"). Any replacement mortgage loan generally will, on the date of substitution, among other characteristics set forth in the Pooling and Servicing Agreement:

          (1) have a Stated Principal Balance, after deduction of the principal portion of the scheduled payment due in the month of substitution, not in excess of, and not less than 90% of, the Stated Principal Balance of the deleted mortgage loan (the amount of any shortfall to be forwarded by Countrywide Home Loans or any other applicable seller to the Master Servicer and deposited by the Master Servicer in the certificate account not later than the succeeding determination date and held for distribution to the holders of the certificates on the related distribution date),

          (2) have the same or higher credit quality characteristics than that of the deleted mortgage loan,

          (3) be accruing interest at a rate not more than 1% per annum higher or lower than that of the deleted mortgage loan,

          (4) have a combined loan-to-value ratio no higher than that of the deleted mortgage loan,

          (5) have a remaining term to maturity not greater than (and not more than one year less than) that of the deleted mortgage loan,

          (6) not permit conversion of the mortgage rate from a fixed rate to a variable rate,

          (7) provide for a prepayment charge on terms substantially similar to those of the prepayment charge, if any, of the deleted mortgage loan,

          (8) have the same occupancy type and lien priority as the deleted mortgage loan, and

          (9) comply with all of the representations and warranties set forth in the Pooling and Servicing Agreement as of the date of substitution.

     This cure, repurchase or substitution obligation constitutes the sole remedy available to the certificateholders, the Trustee or the Depositor for omission of, or a material defect in, a Mortgage Loan document.

Pre-Funding

     On the closing date with respect to any series of certificates, the Depositor may elect to deposit an amount of up to 25% of the initial certificate principal balance of the certificates issued by the related issuing entity in a pre-funding account established and maintained by the Trustee on behalf of the certificateholders. The pre-funded amount, if any, will be allocated between any loan groups so that the amount allocated to any loan group will not exceed 25% of the initial certificate principal balance of the related certificates. Any investment income earned from amounts in the pre-funding account, if any, will be paid to the Depositor, and will not be available for payments on the certificates. If the Depositor elects to deposit the pre-funded amount in the pre-funding account, during the period from the closing date until the earlier of (x) the date the amount in the pre-funding account is less than an amount specified in the related prospectus supplement and (y) the date, generally no more than 90 days following the closing date, specified in the related prospectus supplement, the Depositor will be expected to purchase additional mortgage loans originated or purchased by a seller (such mortgage loans, the "Subsequent Mortgage Loans") from a seller and sell such Subsequent Mortgage Loans to the issuing entity as described below. The purchase price for each Subsequent Mortgage Loan will equal the current Stated Principal Balance of such Subsequent Mortgage Loan.

     Pursuant to the Pooling and Servicing Agreement and a Subsequent Transfer Agreement to be executed by the applicable seller, the Depositor and the Trustee, the conveyance of Subsequent Mortgage Loans may be made on any business day during the funding period, subject to the fulfillment of certain conditions in the Pooling and Servicing Agreement. Generally speaking, those conditions will include:

     o the Subsequent Mortgage Loans conveyed on the applicable subsequent transfer date satisfy the same representations and warranties in the Pooling and Servicing Agreement applicable to all Mortgage Loans,

     o the Subsequent Mortgage Loans conveyed on the applicable subsequent transfer date are selected in a manner reasonably believed not to be adverse to the interests of the certificateholders,

     o the Trustee receives certain opinions of counsel required by the applicable rating agencies,

     o the conveyance of the Subsequent Mortgage Loans on such subsequent transfer date will not result in a reduction or withdrawal of any ratings assigned to the certificates,

     o no Subsequent Mortgage Loan conveyed on the applicable subsequent transfer date is 30 or more days delinquent, and

     o following the conveyance of the Subsequent Mortgage Loans on the applicable subsequent transfer date to the issuing entity, the characteristics of the mortgage pool and each loan group will not vary by more certain permitted variances specified in the related prospectus supplement.

Underwriting Procedures Relating to Closed-End Second Lien Credit-Blemished Mortgage Loans

     The following is a description of the underwriting procedures customarily employed by Countrywide Home Loans with respect to second lien credit-blemished mortgage loans. Countrywide Home Loans has been originating second lien credit-blemished mortgage loans since 1997. Countrywide Home Loans produces its second lien credit-blemished mortgage loans through its Consumer Markets, Full Spectrum Lending, Correspondent Lending and Wholesale Lending Divisions. Prior to the funding of any second lien credit-blemished mortgage loan, Countrywide

Home Loans underwrites the related mortgage loan in accordance with the underwriting standards established by Countrywide Home Loans. In general, the mortgage loans are underwritten centrally by a specialized group of underwriters who are familiar with the unique characteristics of second lien credit-blemished mortgage loans. In general, Countrywide Home Loans does not purchase any second lien credit-blemished mortgage loan that it has not itself underwritten.

     Countrywide Home Loans' underwriting standards are intended to evaluate the value and adequacy of the mortgaged property as collateral for the proposed mortgage loan and the borrower's credit standing and repayment ability. On a case by case basis, Countrywide Home Loans may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under the underwriting risk category guidelines described below warrants an underwriting exception. Compensating factors may include low combined loan-to-value ratio, low debt-to-income ratio, stable employment, time in the same residence or other factors. It is expected that a significant number of the Mortgage Loans will have been originated based on these types of underwriting exceptions.

     Each prospective borrower completes an application for credit which includes information with respect to the applicant's assets, liabilities, income and employment history, as well as certain other personal information. Countrywide Home Loans requires an independent credit bureau report on the credit history of each applicant in order to evaluate the applicant's prior willingness and/or ability to repay. The report typically contains information relating to credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, repossession, suits or judgments, among other matters.

     After obtaining all applicable employment, credit and property information, Countrywide Home Loans uses a debt-to-income ratio to assist in determining whether the prospective borrower has sufficient monthly income available to support the payments of principal and interest on the mortgage loan in addition to other monthly credit obligations. The "debt-to-income ratio" is the ratio of the borrower's total monthly credit obligations to the borrower's gross monthly income. The maximum monthly debt-to-income ratio varies depending upon a borrower's credit grade and documentation level (as described below) but does not generally exceed 55%. Variations in the monthly debt-to-income ratios limit are permitted based on compensating factors.

     Countrywide Home Loans' underwriting standards are applied in accordance with applicable federal and state laws and regulations and require an independent appraisal of the mortgaged property prepared on a Uniform Residential Appraisal Report (Form 1004) or other appraisal form as applicable to the specific mortgaged property type. Each appraisal includes a market data analysis based on recent sales of comparable homes in the area and, where deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home and generally is required to have been made not earlier than 180 days prior to the date of origination of the mortgage loan. Every independent appraisal is reviewed by a representative of Countrywide Home Loans before the loan is funded, and an additional review appraisal is generally performed in connection with appraisals not provided by Landsafe Appraisals, Inc., a wholly owned subsidiary of Countrywide Home Loans. In most cases, properties that are not at least in average condition (including properties requiring major deferred maintenance) are not acceptable as collateral for a second lien credit-blemished mortgage loan. The maximum loan amount varies depending upon a borrower's credit grade, Credit Bureau Risk Score, and documentation level but does not generally exceed $175,000 for second lien credit-blemished mortgage loans. Variations in maximum loan amount limits are permitted based on compensating factors.

     Countrywide Home Loans' underwriting standards permit second lien credit-blemished mortgage loans with combined loan-to-value ratios at origination of up to 100% depending on the program, type and use of the property, documentation level, creditworthiness of the borrower, debt-to-income ratio and loan amount.

     Countrywide Home Loans requires title insurance on all second lien credit-blemished mortgage loans. Countrywide Home Loans also requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance or the replacement cost of the mortgaged property, whichever is less.

     Countrywide Home Loans' second lien credit-blemished mortgage loan underwriting standards are more flexible than the standards generally acceptable to Countrywide Home Loans for its non-credit blemished mortgage loans with regard to the borrower's credit standing and repayment ability. While more flexible, Countrywide Home

Loans' underwriting guidelines still place primary reliance on a borrower's ability to repay; however Countrywide Home Loans may require lower combined loan-to-value ratios than for loans underwritten to more traditional standards. Borrowers who qualify generally have payment histories and debt-to-income ratios which would not satisfy more traditional underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. Countrywide Home Loans' second lien credit-blemished mortgage loan underwriting guidelines establish the maximum permitted combined loan-to-value ratio for each loan type based upon these and other risk factors with more risk factors resulting in lower ratios.

     Countrywide Home Loans underwrites or originates second lien credit-blemished mortgage loans pursuant to alternative sets of underwriting criteria under its Full Documentation Loan Program (the "Full Doc Program"), and Stated Income Loan Program (the "Stated Income Program"). Under each of the underwriting programs, Countrywide Home Loans verifies the loan applicant's sources and amounts of income (except under the Stated Income Program where the amount of income is not verified), calculates the amount of income from all sources indicated on the loan application, reviews the credit history of the applicant, calculates the debt-to-income ratio to determine the applicant's ability to repay the loan, and reviews the appraisal of the mortgaged property for compliance with Countrywide Home Loans' underwriting standards.

     Under the Stated Income Program, the borrower's employment and income sources and amounts must be stated on the borrower's application for credit. The borrower's income as stated must be reasonable for the related occupation and the determination as to reasonableness is subject to the loan underwriter's discretion. However, the borrower's income as stated on the application is not independently verified. Except as otherwise stated above, the same mortgage credit, consumer credit and collateral related underwriting guidelines apply.

     Under the Full Doc and Stated Income Programs, various risk categories are used to grade the likelihood that the borrower will satisfy the repayment conditions of the mortgage loan. These risk categories establish the maximum permitted combined loan-to-value ratio, debt-to-income ratio and loan amount, given the borrower's credit history, the occupancy status of the mortgaged property and the type of mortgaged property. In general, more (or more recent) derogatory credit items such as delinquent mortgage payments or prior bankruptcies result in a loan being assigned to a higher credit risk category.

     Countrywide Home Loans' underwriting guidelines for second lien credit-blemished mortgage loans utilize credit grade categories to grade the likelihood that the borrower will satisfy the repayment conditions of the mortgage loans. In general, a credit grade category is assigned by evaluating a borrower's mortgage history, time since bankruptcy, and time since foreclosure or notice of default. In the case of borrowers with less than twelve months' mortgage history, credit grade category is assigned by evaluating, time since bankruptcy, and time since foreclosure or notice of default. The credit grade categories establish guidelines for determining maximum allowable combined loan-to-value ratios and loan amounts given the borrower's Credit Bureau Risk Score, and maximum allowable debt-to-income ratios for a given mortgage loan. A summary of the credit grade categories is set forth below.

Credit Grade Category: "A"
     Combined Loan-To-Value Ratio:  Maximum of 100%
     Debt-To-Income Ratio:  Maximum of 55%
     Loan Amount:  Maximum of $175,000.
     Credit Bureau Risk Score:  Minimum of--
     560 for loan amounts up to $100,000,
     580 for loan amounts of $100,001 to $125,000,
     600 for loan amounts of $125,001 to $137,500,
     620 for loan amounts of $137,501 to $162,500, and 640 for loan amounts of $162,501 to $175,000.
     Mortgage History: No more than 1 non-consecutive delinquency of 30 days during the past 12 months.
     Bankruptcy: At least 1 day since discharge or 2 years since dismissal of Chapter 7 or 13 Bankruptcy.
     Foreclosure/Notice of Default: At least 3 years since foreclosure/notice of default released.

Credit Grade Category: "A-"
     Combined Loan-To-Value Ratio:  Maximum of 85%
     Debt-To-Income Ratio:  Maximum of 55%
     Loan Amount:  Maximum of $100,000.
     Credit Bureau Risk Score:  Minimum of 560.
     Mortgage History: No more than 2 non-consecutive delinquencies of 30 days during the past 12 months.
     Bankruptcy: At least 1 day since discharge or 2 years since dismissal of Chapter 7 or 13 Bankruptcy.
     Foreclosure/Notice of Default: At least 3 years since foreclosure/notice of default released.



Credit Grade Category: "B"
     Combined Loan-To-Value Ratio:  Maximum of 80%
     Debt-To-Income Ratio:  Maximum of 55%
     Loan Amount:  Maximum of $100,000.
     Credit Bureau Risk Score:  Minimum of 560.
     Mortgage History: No more than 1 delinquency of 60 days in the past 12 months. Delinquencies of 30 days are not restricted.
     Bankruptcy: At least 1 day since discharge or 1 year since dismissal of Chapter 7 or 13 Bankruptcy.
     Foreclosure/Notice of Default: At least 2 years since foreclosure/notice of default released.



Credit Grade Category: "C"
     Combined Loan-To-Value Ratio:  Maximum of 70%
     Debt-To-Income Ratio:  Maximum of 55%
     Loan Amount:  Maximum of $100,000.
     Credit Bureau Risk Score:  Minimum of 560.
     Mortgage History: No more than 1 delinquency of 90 days during the past 12 months. Delinquencies of 30 days and 60 days are not restricted.
     Bankruptcy: At least 1 day since discharge or 1 year since dismissal of Chapter 7 or 13 Bankruptcy.
     Foreclosure/Notice of Default: At least 1 year since foreclosure/notice of default released.


     The combined loan-to-value ratios, debt-to-income ratios, and loan amounts stated above are maximum levels for a given credit grade category. There are additional restrictions on combined loan-to-value ratios, debt-to-income ratios, and loan amounts depending on, but not limited to, the occupancy status of the mortgaged property, the type of mortgaged property, and the documentation program.

     The "Credit Bureau Risk Score" is a statistical credit score obtained by Countrywide Home Loans in connection with the loan application to help assess a borrower's creditworthiness. Credit Bureau Risk Scores are generated by models developed by a third party and are made available to mortgage lenders through three national credit bureaus. The models were derived by analyzing data on consumers in order to establish patterns which are believed to be indicative of the borrower's probability of default. The Credit Bureau Risk Scores are based on a borrower's historical credit data, including, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of client history, types of credit, and bankruptcy experience. Credit Bureau Risk Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. However, a Credit Bureau Risk Score purports only to be a measurement of the relative degree of risk a borrower represents to a lender, i.e., that a borrower with a higher score is statistically expected to be less likely to default in payment than a borrower with a lower score. In addition, it should be noted that Credit Bureau Risk Scores were developed to indicate a level of default probability over a two-year period which does not correspond to the life of a mortgage loan. Furthermore, Credit Bureau Risk Scores were not developed specifically for use in connection with mortgage loans, but for consumer loans in general. Therefore, a Credit Bureau Risk Score does not take into consideration the effect of mortgage loan characteristics on the probability of repayment by the borrower. The Credit Bureau Risk Scores for the Mortgage Loans that are included in the prospectus supplement were obtained either at the time of origination of the Mortgage Loan or more recently. The Credit Bureau Risk Score is used as an aid to, not a substitute for, the underwriter's judgment.

     In determining a Credit Bureau Risk Score for a particular borrower, Countrywide Home Loans attempts to obtain Credit Bureau Risk Scores from each of the three national credit bureaus that produce these scores. Although different scores may be available from each of the three national credit bureaus for a particular borrower, Countrywide Home Loans will use only one score in its determination of whether to underwrite a mortgage loan, based on the following methodology: if scores are available from each of the three national credit bureaus, Countrywide Home Loans will disregard the highest and lowest scores, and use the remaining score; and if scores are available from only two of the three national credit bureau, Countrywide Home Loans will use the lower of the two scores. In the case of a mortgage loan with more than one applicant, Countrywide Home Loans will use the Credit Bureau Risk Score of the applicant contributing the highest percentage of the total qualifying income.

     If only one score is available, or no score is available, Countrywide Home Loans will follow its limited credit guidelines. Under the limited credit guidelines, credit histories may be developed using rent verification from current and/or previous landlords, proof of payment to utilities such as telephone, or verification from other sources of credit or services for which the applicant has (or had) a regular financial obligation. In general, applications with the aforementioned type of credit documentation are limited to A- risk and 80% combined loan-to-value ratio. For applicants with established mortgage payment history of at least 12 months and one credit score or no credit score, the mortgage payment history may be used in lieu of a credit score to determine a risk grade.




                        Servicing of the Mortgage Loans

General

     Countrywide Home Loans Servicing LP ("Countrywide Servicing" or the "Master Servicer") will act as Master Servicer and will service the Mortgage Loans in accordance with the terms set forth in the Pooling and Servicing Agreement. The Master Servicer will agree to service and administer the Mortgage Loans in accordance with customary and usual standards of practice of prudent mortgage loan lenders. The Master Servicer will also agree to represent and protect the interest of the Trustee in the Mortgage Loans in the same manner as it currently protects its own interest in mortgage loans in its own portfolio in any claim, proceeding or litigation regarding a Mortgage Loan. The Master Servicer is permitted to make a modification, waiver or amendment of a Mortgage Loan so long as the modification, waiver or amendment would comply with the general servicing standard described above, not cause any REMIC to fail to qualify as a REMIC, not result in the imposition of certain taxes and not extend the due date for a payment due on the related mortgage note for a period greater than 270 days. A modification, waiver or amendment may initially result in a reduction in the payments made under a Mortgage Loan, but it is expected that a modification, waiver or amendment will increase the payments made under the Mortgage Loan over the life of the Mortgage Loan.

     The Master Servicer may perform any of its obligations under the Pooling and Servicing Agreement through one or more subservicers. Notwithstanding any subservicing arrangement, the Master Servicer will remain liable for its servicing duties and obligations under the Pooling and Servicing Agreement as if the Master Servicer alone were servicing the Mortgage Loans.

The Master Servicer

     The principal executive offices of Countrywide Servicing are located at 7105 Corporate Drive, Plano, Texas 75024. Countrywide Servicing is a Texas limited partnership directly owned by Countrywide GP, Inc. and Countrywide LP, Inc., each a Nevada corporation and a direct wholly owned subsidiary of Countrywide Home Loans. Countrywide GP, Inc. owns a 0.1% interest in Countrywide Servicing and is the general partner. Countrywide LP, Inc. owns a 99.9% interest in Countrywide Servicing and is a limited partner.

     Countrywide Home Loans established Countrywide Servicing in February 2000 to service mortgage loans originated by Countrywide Home Loans that would otherwise have been serviced by Countrywide Home Loans. In January and February 2001, Countrywide Home Loans transferred to Countrywide Servicing all of its rights and obligations relating to mortgage loans serviced on behalf of Fannie Mae and Freddie Mac, respectively. In October 2001, Countrywide Home Loans transferred to Countrywide Servicing all of its rights and obligations relating to the bulk of its non-agency loan servicing portfolio (other than the servicing of home equity lines of credit), including with respect to those mortgage loans (other than home equity lines of credit) formerly serviced by Countrywide Home Loans and securitized by the Depositor or CWMBS, Inc., an affiliate of the Depositor. While Countrywide Home Loans expects to continue to directly service a portion of its loan portfolio, it is expected that the servicing rights for most newly originated Countrywide Home Loans mortgage loans will be transferred to Countrywide Servicing upon sale or securitization of the related mortgage loans. Countrywide Servicing is engaged in the business of servicing mortgage loans and will not originate or acquire loans, an activity that will continue to be performed by Countrywide Home Loans. In addition to acquiring mortgage servicing rights from Countrywide Home Loans, it is expected that Countrywide Servicing will service mortgage loans for non-Countrywide Home Loans affiliated parties as well as subservice mortgage loans on behalf of other master servicers.

     In connection with the establishment of Countrywide Servicing, certain employees of Countrywide Home Loans became employees of Countrywide Servicing. Countrywide Servicing has engaged Countrywide Home Loans as a subservicer to perform certain loan servicing activities on its behalf.

     Countrywide Servicing is an approved mortgage loan servicer for Fannie Mae, Freddie Mac, Ginnie Mae, HUD and VA and is licensed to service mortgage loans in those states where a license is required. Its loan servicing activities are guaranteed by Countrywide Financial and/or Countrywide Home Loans (when required by the owner of the mortgage loans).

Countrywide Home Loans

     Countrywide Home Loans is the sponsor for the transaction and also a seller. Countrywide Home Loans is a New York corporation and a direct wholly owned subsidiary of Countrywide Financial Corporation, a Delaware corporation ("Countrywide Financial"). The principal executive offices of Countrywide Home Loans are located at 4500 Park Granada, Calabasas, California 91302. Countrywide Home Loans is engaged primarily in the mortgage banking business, and as part of that business, originates, purchases, sells and services mortgage loans. Countrywide Home Loans originates mortgage loans through a retail branch system and through mortgage loan brokers and correspondents nationwide. Mortgage loans originated by Countrywide Home Loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.

     Countrywide Home Loans has historically sold substantially all the mortgage loans that it has originated and purchased, generally through securitizations. Countrywide Home Loans does not always sell mortgage loans immediately after origination or acquisition, but may decide to sell certain mortgage loans in later periods as part of its overall management of interest rate risk. Countrywide Home Loans has been involved in the securitization of mortgage loans since 1969 when it was approved as a Federal National Mortgage Association seller/servicer. Countrywide Home Loans reviews the structure of its securitizations and discusses the structure with the related underwriters.

     Except as otherwise indicated, reference in the remainder of this free writing prospectus to "Countrywide Home Loans" should be read to include Countrywide Home Loans and its consolidated subsidiaries, including Countrywide Servicing. Countrywide Home Loans services substantially all of the mortgage loans it originates or acquires. In addition, Countrywide Home Loans has purchased in bulk the rights to service mortgage loans originated by other lenders. Countrywide Home Loans has in the past and may in the future sell to mortgage bankers and other institutions a portion of its portfolio of loan servicing rights. As of December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006, Countrywide Home Loans provided servicing for mortgage loans with an aggregate principal balance of approximately $452.405 billion, $644.855 billion, $838.322 billion, $1,111.090 billion and $1,298.394 billion, respectively, substantially all of which were being serviced for unaffiliated persons. As of December 31, 2005 and December 31, 2006, Countrywide Home Loans provided servicing for credit-blemished mortgage loans (excluding mortgage loans being subserviced by

Countrywide Home Loans) with an aggregate principal balance of approximately $121.734 billion and $124.537 billion, respectively.

     Mortgage Loan Production

     The following table sets forth, by number and dollar amount of mortgage loans, Countrywide Home Loans' residential mortgage loan production for the periods indicated.

                                                                Consolidated Mortgage Loan Production
                                        ---------------------------------------------------------------------------------
                                        Ten Months
                                           Ended                                Years Ended
                                        December 31,                            December 31,
                                            2001          2002         2003         2004           2005           2006
                                            ----          ----         ----         ----           ----           ----
                                                            (Dollars in millions, except average loan amount)
Conventional Conforming Loans
  Number of Loans.......................    504,975       999,448    1,517,743       846,395       809,630       761,200
  Volume of Loans.......................$    76,432   $   150,110  $   235,868   $   138,845   $   167,675   $   159,053
     Percent of Total Dollar Volume.....      61.7%         59.6%        54.2%         38.2%          34.1%         34.4%
Conventional Non-conforming Loans
  Number of Loans.......................    137,593       277,626      554,571       509,711       826,178       693,244
  Volume of Loans.......................$    22,209   $    61,627  $   136,664   $   140,580   $   225,217   $   201,883
     Percent of Total Dollar Volume.....      17.9%         24.5%        31.4%         38.7%         45.9%          43.6%
FHA/VA Loans
  Number of Loans.......................    118,734       157,626      196,063       105,562        80,528         89,753
  Volume of Loans.......................$    14,109   $    19,093  $    24,402   $    13,247   $    10,712   $    13,093
     Percent of Total Dollar Volume.....      11.4%          7.6%         5.6%          3.6%           2.2%          2.8%
Prime Home Equity Loans
  Number of Loans.......................    164,503       316,049      453,817       587,046       683,887        716,353
  Volume of Loans.......................$     5,639   $    11,650  $    18,103   $    30,893   $    42,706   $    47,876
     Percent of Total Dollar Volume.....       4.5%          4.6%         4.2%          8.5%           8.7%         10.4%
Nonprime Mortgage Loans
  Number of Loans.......................     43,359        63,195      124,205       250,030       278,112       245,881
  Volume of Loans.......................$     5,580   $     9,421  $    19,827   $    39,441   $    44,637   $    40,596
     Percent of Total Dollar Volume.....       4.5%          3.7%         4.6%         11.0%           9.1%          8.8%
Total Loans
  Number of Loans.......................    969,164     1,813,944    2,846,399     2,298,744     2,678,335     2,506,431
  Volume of Loans.......................$   123,969   $   251,901  $   434,864   $   363,006   $   490,947   $   462,501
  Average Loan Amount...................$   128,000   $   139,000  $   153,000   $   158,000   $   183,000   $   185,000
  Non-Purchase Transactions(1)..........       63%           66%          72%           51%           53%           55%
  Adjustable-Rate Loans(1)..............       12%           14%          21%           52%           52%           46%
       ----------

     (1) Percentage of total mortgage loan production (excluding commercial real estate loans) based on dollar volume.

Loan Servicing

     The Master Servicer has established standard policies for the servicing and collection of mortgages. Servicing includes, but is not limited to:

          (a)  collecting, aggregating and remitting mortgage loan payments;

          (b)  accounting for principal and interest;

          (c) holding escrow (impound) funds for payment of taxes and insurance;

          (d)  making inspections as required of the mortgaged properties;

          (e) preparation of tax related information in connection with the mortgage loans;

          (f)  supervision of delinquent mortgage loans;

          (g)  loss mitigation efforts;

          (h) foreclosure proceedings and, if applicable, the disposition of mortgaged properties; and

          (i) generally administering the mortgage loans, for which it receives servicing fees.

     Billing statements with respect to mortgage loans are mailed monthly by the Master Servicer. The statement details all debits and credits and specifies the payment due. Notice of changes in the applicable loan rate are provided by the Master Servicer to the borrower with these statements.

Collection Procedures

     When a borrower fails to make a payment on a second lien credit-blemished mortgage loan, the Master Servicer attempts to cause the deficiency to be cured by corresponding with the borrower. In most cases, deficiencies are cured promptly. Pursuant to the Master Servicer's servicing procedures for second lien credit-blemished mortgage loans, the Master Servicer generally mails to the borrower a notice of intent to foreclose after the loan becomes 31 days past due (two payments due but not received) and, generally within 59 days thereafter, if the loan remains delinquent, institutes appropriate legal action to foreclose on the mortgaged property. Foreclosure proceedings may be terminated if the delinquency is cured. Mortgage loans to borrowers in bankruptcy proceedings may be restructured in accordance with law and with a view to maximizing recovery of such loans, including any deficiencies.

     Once foreclosure is initiated by the Master Servicer, a foreclosure tracking system is used to monitor the progress of the proceedings. The system includes state specific parameters to monitor whether proceedings are progressing within the time frame typical for the state in which the mortgaged property is located. During the foreclosure proceeding, the Master Servicer determines the amount of the foreclosure bid and whether to liquidate the mortgage loan.

     If the mortgaged property was subject to a senior lien, the Master Servicer will either directly manage the foreclosure sale of the property and satisfy the lien at the time of sale or take other action deemed necessary to protect the interest in the mortgaged property. After foreclosure, if the mortgaged property securing a second lien credit-blemished mortgage loan is also securing a first lien mortgage loan, the Master Servicer may liquidate the mortgaged property and charge off the second lien credit-blemished mortgage loan balance that was not recovered through liquidation proceeds. If, in the judgment of the Master Servicer, the cost of maintaining or purchasing the senior lien mortgage loan exceeds the economic benefit of such action, the Master Servicer will generally charge off the entire second lien credit-blemished mortgage loan and may seek a money judgment against the borrower. If foreclosed, the mortgaged property is sold at a public or private sale and may be purchased by Countrywide Home Loans. Generally, the Master Servicer will charge off the entire second lien credit-blemished mortgage loan when the related mortgaged property is liquidated, unless the Master Servicer has determined that liquidation proceeds in respect of such mortgaged property, which have not been received by that date, may be received by the Master Servicer subsequently.

     Servicing and charge-off policies and collection practices with respect to credit-blemished mortgage loans may change over time in accordance with, among other things, the Master Servicer's business judgment, changes in the servicing portfolio and applicable laws and regulations.

Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans

     When a borrower prepays a Mortgage Loan on a date other than the date on which payments are due (each such date, a "Due Date"), the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter and that prepayment could result in a shortfall in the amount of interest to be distributed to certificateholders. Pursuant to the Pooling and Servicing Agreement, the Master Servicing Fee for any month will be reduced, by an amount sufficient to pass through to certificateholders the full amount of interest to which they would be entitled for each prepaid Mortgage Loan on the related distribution date. However, as specified in the related prospectus supplement, the Master Servicing Fee on a distribution date will not be reduced by more than the portion of the Master Servicing Fee for that distribution date specified in that prospectus supplement (such reduction, "Compensating Interest"). If shortfalls in interest as a result of prepayments in any Prepayment Period exceed the amounts payable by the Master Servicer as Compensating Interest on the related distribution date, the amount of interest available to make distributions of interest to the certificates and to maintain or restore overcollateralization will be reduced. See "Description of the Certificates -- Interest" in the prospectus supplement relating to the applicable series of certificates.

Advances

     Subject to the following limitations, on the business day prior to each distribution date, the Master Servicer will be required to advance (an "Advance") from its own funds, or funds in the certificate account that are not required to be distributed on the distribution date, on the business day immediately preceding the distribution date (a "Master Servicer Advance Date"), the sum of:

     o an amount equal to the aggregate of payments of principal and interest on the Mortgage Loans (with the Mortgage Rate adjusted to a rate equal to the Mortgage Rate minus the Servicing Fee Rate (as so adjusted, the "Net Mortgage Rate")) that were due on the related Due Date and delinquent on the related determination date; and

     o an amount equivalent to interest (adjusted to the Net Mortgage Rate) deemed due on each Mortgage Loan (i) as to which the related Mortgaged Property has been acquired by the Master Servicer through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan ("REO Property"), which is calculated after taking into account any rental income from such Mortgaged Property or
          (ii) as to which the related Mortgaged Property has been liquidated but as to that Mortgage Loan a Final Recovery Determination has not been made.

     Advances are intended to maintain a regular flow of scheduled interest and principal payments on the certificates rather than to guarantee or insure against losses. The Master Servicer is obligated to make Advances to the extent that those Advances are, in its judgment, reasonably recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related Mortgage Loan. If the Master Servicer determines on any determination date to make an Advance, that Advance will be included with the distribution to holders of the certificates on the related distribution date. Any failure by the Master Servicer to make an Advance as required under the Pooling and Servicing Agreement will constitute an event of default thereunder, in which case the Trustee, as successor master servicer, or any other entity that is appointed as successor master servicer, will be obligated to make Advances in accordance with the terms of the Pooling and Servicing Agreement. An Advance will be reimbursed from the payments on the Mortgage Loan with respect to which the Advance was made. However, if an Advance is determined to be nonrecoverable and the Master Servicer delivers an officer's certificate to the Trustee indicating that the Advance is nonrecoverable, the Master Servicer will be entitled to withdraw from the certificate account an amount equal to the nonrecoverable Advance. Reimbursement for Advances and nonrecoverable Advances will be made prior to distributions on the certificates.

Certain Modifications and Refinancings

     Countrywide Home Loans will be permitted under the Pooling and Servicing Agreement to solicit borrowers for reductions to the Mortgage Rates of their respective Mortgage Loans. If a borrower requests such a reduction, the Master Servicer will be permitted to agree to the rate reduction provided that (i) Countrywide Home Loans purchases the Mortgage Loan from the issuing entity immediately following the modification and (ii) the Stated Principal Balance of such Mortgage Loan, when taken together with the aggregate of the Stated Principal Balances of all other Mortgage Loans in the same Loan Group that have been so modified since the Closing Date at the time of those modifications, does not exceed an amount equal to 5% of the aggregate certificate principal balance of the related certificates. Any purchase of a Mortgage Loan subject to a modification will be for a price equal to 100% of the Stated Principal Balance of that Mortgage Loan, plus accrued and unpaid interest on the Mortgage Loan up to the next Due Date at the applicable Net Mortgage Rate, net of any unreimbursed Advances of principal and interest on the Mortgage Loan made by the Master Servicer. Countrywide Home Loans will remit the purchase price to the Master Servicer for deposit into the certificate account within one business day of the purchase of that Mortgage Loan. Purchases of Mortgage Loans may occur when prevailing interest rates are below the Mortgage Rates on the Mortgage Loans and borrowers request modifications as an alternative to refinancings. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any modification or purchase.

               Description of the Pooling and Servicing Agreement

     The following is a description of certain provisions of the Pooling and Servicing Agreement that are not described elsewhere in this free writing prospectus.

Events of Default; Remedies

     "Events of Default" will consist of:

          (1) any failure by the Master Servicer to deposit in the certificate account or the distribution account the required amounts or remit to the Trustee any payment (including an Advance required to be made under the terms of the Pooling and Servicing Agreement) which continues unremedied for five calendar days (or in the case of an Advance, one business day) after written notice of the failure shall have been given to the Master Servicer by the Trustee, the Third Party Insurer or the Depositor, or to the Trustee, the Third Party Insurer and the Master Servicer by the holders of certificates evidencing not less than 25% of the voting rights,

          (2) any failure by the Master Servicer to observe or perform in any material respect any other of its covenants or agreements, or any breach of a representation or warranty made by the Master Servicer, in the Pooling and Servicing Agreement, which in each case continues unremedied for 60 days after the giving of written notice of the failure to the Master Servicer by the Trustee, the Third Party Insurer or the Depositor, or to the Trustee by the holders of certificates evidencing not less than 25% of the voting rights,

          (3) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and the decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days,

          (4) the Master Servicer shall consent to the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or all or substantially all of the property of the Master Servicer,

          (5) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations, or

          (6) the Master Servicer shall fail to reimburse, in full, the Trustee not later than 6:00 p.m., New York City time, on the business day following the related Distribution Date for any Advance made by the Trustee together with accrued and unpaid interest.

     So long as an Event of Default under the Pooling and Servicing Agreement remains unremedied, subject to the rights of the Third Party Insurer, the Trustee shall, but only upon the receipt of instructions from the Third Party Insurer or from holders of certificates having not less than 25% of the voting rights terminate all of the rights and obligations of the Master Servicer under the Pooling and Servicing Agreement and in and to the Mortgage Loans, whereupon the Trustee will succeed to all of the responsibilities and duties of the Master Servicer under the Pooling and Servicing Agreement, including the obligation to make Advances. Additionally, if the Master Servicer fails to provide certain information or perform certain duties related to the Depositor's reporting obligations under the Securities Exchange Act of 1934, as amended, with respect to the issuing entity, the Depositor, may, without the consent of any of the certificateholders, terminate the Master Servicer. We cannot assure you that termination of the rights and obligations of the Master Servicer under the Pooling and Servicing Agreement would not adversely affect the servicing of the Mortgage Loans, including the delinquency experience of the Mortgage Loans.

     No certificateholder, solely by virtue of the holder's status as a certificateholder, will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect thereto, unless the holder previously has given to the Trustee written notice of the continuation of an Event of Default and unless the holders of certificates having not less than 25% of the voting rights have made a written request to the Trustee to institute the proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity and the Trustee for 60 days has neglected or refused to institute the proceeding and in which case the rights of the certificateholders shall be subject to the rights of the Third Party Insurer.

     Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all holders of the certificates notice of each Event of Default known to the Trustee, except for any Event of Default that has been cured or waived.

Certain Matters Regarding the Master Servicer, the Depositor, the Sellers and any Third Party Insurer

     The prospectus describes the indemnification to which the master servicer and the depositor (and their respective directors, officers, employees and agents) are entitled and also describes the limitations on any liability of the master servicer and the depositor (and their respective directors, officers, employees and agents) to the issuing entity. See "The Agreements -- Certain Matters Regarding the Master Servicer and the Depositor" in the prospectus. The pooling and servicing agreement will provide that these same provisions regarding indemnification and exculpation apply to each seller and any Third Party Insurer.

The Trustee

     The Bank of New York will be the Trustee under the Pooling and Servicing Agreement. The Bank of New York has been, and currently is, serving as indenture trustee and trustee for numerous securitization transactions and programs involving pools of residential mortgages. The Depositor and Countrywide Home Loans may maintain other banking relationships in the ordinary course of business with the Trustee. The offered certificates may be surrendered at the Corporate Trust Office of the Trustee located at 101 Barclay Street, Floor 4W, New York, New York 10286, Attention: Corporate Trust MBS Administration or another addresses as the Trustee may designate from time to time.

     The Trustee will be liable for its own grossly negligent action, its own grossly negligent failure to act or its own misconduct, its grossly negligent failure to perform its obligations in compliance with the Pooling and Servicing Agreement, or any liability that would be imposed by reason of its willful misfeasance or bad faith. However, the Trustee will not be liable, individually or as trustee,

     o for an error of judgment made in good faith by a responsible officer of the Trustee, unless the Trustee was grossly negligent or acted in bad faith or with willful misfeasance,

     o with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the holders of each class of certificates evidencing not less than 25% of the voting rights of the class relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under the Pooling and Servicing Agreement,

     o for any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance with an opinion of counsel, or

     o for any loss on any investment of funds pursuant to the Pooling and Servicing Agreement (other than as issuer of the investment security).

     The Trustee is also entitled to rely without further investigation upon any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     The Trustee and any successor trustee will, at all times, be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under the laws of the United States of America to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating that would not cause any of the rating agencies to reduce their respective ratings of any class of certificates below the ratings issued on the closing date (or having provided security from time to time as is sufficient to avoid the reduction). If the Trustee no longer meets the foregoing requirements, the Trustee has agreed to resign immediately.

     The Trustee may at any time resign by giving written notice of resignation to the Depositor, the Master Servicer, each rating agency and the certificateholders, not less than 60 days before the specified resignation date. The resignation shall not be effective until a successor trustee has been appointed. If a successor trustee has not been appointed within 30 days after the Trustee gives notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

     The Depositor or the Master Servicer may remove the Trustee and appoint a successor trustee if:

     o the Trustee ceases to meet the eligibility requirements described above and fails to resign after written request to do so is delivered to the Trustee by the Depositor,

     o the Trustee becomes incapable of acting, or is adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or any public officer takes charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or

     o (iii)(A) a tax is imposed with respect to the issuing entity by any state in which the Trustee or the issuing entity is located, (B) the imposition of the tax would be avoided by the appointment of a different trustee and (C) the Trustee fails to indemnify the issuing entity against the tax.

     In addition, the holders of certificates evidencing at least 51% of the voting rights of each class of certificates may at any time remove the Trustee and appoint a successor trustee. In addition, if the Trustee fails to provide certain information or perform certain duties related to the Depositor's reporting obligations under the Securities Exchange Act of 1934, as amended, with respect to the issuing entity, the Depositor, may, without the consent of any of the certificateholders, terminate the Trustee. Notice of any removal of the Trustee shall be given to each rating agency by the successor Trustee.

     Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions described above will become effective upon acceptance of appointment by the successor trustee.

     A successor trustee will not be appointed unless its appointment does not adversely affect the then-current ratings of the certificates.

Optional Purchase of Defaulted Loans and Certain Delinquent Loans

     The Master Servicer may, at its option but subject to the conditions set forth in the Pooling and Servicing Agreement, purchase from the issuing entity any Mortgage Loan which is delinquent in payment by 151 days or more. The Master Servicer may enter into an agreement with a third party, which may be a certificateholder, granting the party the right to direct the Master Servicer to exercise its right to purchase those defaulted Mortgage Loans and requiring that party to purchase those Mortgage Loans from the Master Servicer. In addition, to the extent specified in the prospectus supplement relating to any series of certificates, if a Mortgage Loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the Master Servicer will have the option to purchase that Mortgage Loan until the 270th day following the date on which that Mortgage Loan becomes subject to that repurchase obligation.

     Any purchase pursuant to the provisions described above shall be at a price equal to 100% of the Stated Principal Balance of the Mortgage Loan plus accrued interest on it at the applicable mortgage rate from the date through which interest was last paid by the related borrower or advanced (and not reimbursed) to the first day of the month in which the amount is to be distributed.

                 Yield, Prepayment and Maturity Considerations

General

     The effective yield to the holders of each class of certificates with an accrual period that does not end on the day immediately preceding each distribution date will be lower than the yield otherwise produced by the applicable rate at which interest is passed through to the holders and the purchase price of the certificates because of that delay between interest accrual and monthly distribution. No additional distribution of interest or earnings on them will be made in the case of any class of certificates with such a delay.

Prepayment Considerations and Risks

     The rate of principal payments on any class of certificates, the aggregate amount of distributions on the that class and the yield to maturity of that class will be related to the rate and timing of payments of principal on the related Mortgage Loans. The rate of principal payments on the Mortgage Loans will in turn be affected by the amortization schedules of the Mortgage Loans and by the rate of principal prepayments, including for this purpose prepayments resulting from refinancing, liquidations of the Mortgage Loans due to defaults, casualties, condemnations and repurchases by the related seller or purchases by the Master Servicer. Unless otherwise specified in the related prospectus supplement, the Mortgage Loans may be prepaid by the borrowers at any time without a prepayment charge. Any Mortgage Loans that provide for prepayment charges may demonstrate a lower rate of principal prepayments than Mortgage Loans that do not provide for prepayment charges. One or more classes of certificates of a series may be entitled to receive all or a portion of the prepayment charges received on the Mortgage Loans, or alternatively the Master Servicer may be entitled to retain those amounts as additional master servicing compensation, but in any event, those amounts will not be available for distribution on the other classes of certificates. In addition, many of the Mortgage Loans may not provide for any payments of principal for an extended period following their origination. These interest only loans may involve a greater degree of risk because, if the related borrower defaults, the outstanding principal balance of the Mortgage Loans will be higher than for amortizing Mortgage Loans. During their interest only periods, these interest only loans may be less likely to prepay as the interest only feature may reduce the perceived benefits of refinancing due to the smaller monthly payment. However, as an interest only loan approaches the end of its interest only period, it may be more likely to be prepaid, even if market interest rates at the time are only slightly higher or lower than the interest rate on the interest only loans as the related borrowers seek to avoid increases in their respective monthly mortgage payment. The Mortgage Loans will be subject to the "due-on-sale" provisions included therein.

     Prepayments, liquidations and purchases of the Mortgage Loans in a loan group will result in distributions on the related certificates of principal amounts which would otherwise be distributed over the remaining terms of these Mortgage Loans. This includes any optional repurchase by the related seller of a defaulted Mortgage Loan and any optional purchase of the remaining Mortgage Loans held by an issuing entity, in each case as will be described, if necessary, in the related prospectus supplement. Since the rate of payment of principal of the Mortgage Loans will depend on future events and a variety of factors, no assurance can be given as to the rate of payment of principal of those Mortgage Loans or the rate of principal prepayments. The extent to which the yield to maturity of a class of certificates of a series may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium, and the degree to which the timing of payments thereon is sensitive to prepayments, liquidations and purchases of the related Mortgage Loans. Further, an investor should consider the risk that, if purchasing principal only certificates and any other certificate at a discount, a slower than anticipated rate of principal payments (including prepayments) on the related mortgage loans could result in an actual yield to the investor that is lower than the anticipated yield and, in the case of any notional amount certificates and any other certificate purchased at a premium, a faster than anticipated rate of principal payments on the related certificates could result in an actual yield to the investor that is lower than the anticipated yield. Investors in notional amount certificates should carefully consider the risk that a rapid rate of principal payments on the related mortgage loans could result in the failure of the investors to recover their initial investments. In addition, certain classes of certificates may be structured to have specific principal payment windows and therefore may not receive distributions of principal for a certain period following the closing date.

     The rate of principal payments (including prepayments) on pools of Mortgage Loans may vary significantly over time and may be influenced by a variety of economic, geographic, social and other factors, including changes in borrowers' housing needs, job transfers, unemployment, borrowers' net equity in the mortgaged properties, servicing decisions, as well as the characteristics of the Mortgage Loans included in the mortgage pool. In addition, Countrywide Home Loans' Streamlined Documentation Program may affect the rate of prepayments on any Mortgage Loans for which Countrywide Home Loans or an affiliate is the seller. In general, if prevailing interest rates were to fall significantly below the mortgage rates on the Mortgage Loans, those Mortgage Loans could be subject to higher prepayment rates than if prevailing interest rates were to remain at or above the mortgage rates on the Mortgage Loans. Conversely, if prevailing interest rates were to rise significantly, the rate of prepayments on the Mortgage Loans would generally be expected to decrease. No assurances can be given as to the rate of prepayments on the Mortgage Loans in stable or changing interest rate environments. With respect to mortgage loans that are balloon loans, those balloon loans involve a greater degree of risk than fully amortizing mortgage loans because typically the borrower must be able to refinance the loan or sell the property to make the balloon payment at maturity. The ability of the borrower to do this will depend on such factors as mortgage rates at the time of the sale or refinancing, the borrower's equity in the property, the relative strengths of the local housing market, the financial condition of the borrower and tax laws. Furthermore, with respect to up to 50% of the Mortgage Loans, the Depositor may be permitted to deliver all or a portion of each related mortgage file to the Trustee after the closing date. In that event, should Countrywide Home Loans or any other seller fail to deliver all or a portion of any mortgage files to the Depositor or other designee of the Depositor or, at the Depositor's direction, to the Trustee, within that period, Countrywide Home Loans will be required to use its best efforts to deliver a replacement Mortgage Loan for the related delayed delivery Mortgage Loan or repurchase the related delayed delivery Mortgage Loan. Any repurchases pursuant to this provision would also have the effect of accelerating the rate of prepayments on the Mortgage Loans.

     The Mortgage Loans will consist of fixed rate mortgage loans. In general with respect to fixed rate mortgage loans, if prevailing interest rates fall significantly below the interest rates on those mortgage loans, those mortgage loans are likely to be subject to higher prepayment rates than if prevailing rates remain at or above the interest rates on those mortgage loans. Conversely, if prevailing interest rates rise appreciably above the interest rates on fixed rate mortgage loans, those mortgage loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below the interest rates on those mortgage loans. In the event that Mortgage Loans in any loan group with higher mortgage rates prepay at rates higher than other Mortgage Loans in any loan group, the applicable net rate cap, if any, may be lower than otherwise would be the case. As a result, the interest payable on the those classes of certificates affected by that net rate cap could be reduced. No assurance can be given as to the level of prepayment that any fixed rate mortgage loans will experience.

     Changes in any index upon which the pass-through rates of adjustable rate certificates are based (a "certificate index") may not correlate with prevailing interest rates. It is possible that an increased level of the certificate index could occur simultaneously with a lower level of prevailing interest rates which would be expected to result in faster prepayments, thereby reducing the weighted average lives of the related classes of adjustable rate certificates whose pass-through rates are based on that certificate index.

     The rate of prepayment may affect the pass-through rates on the certificates of a series. Prepayments of Mortgage Loans with mortgage rates in excess of any applicable net rate cap may reduce or limit the pass-through rate on the related classes of certificates. Mortgage loans with higher mortgage rates may prepay at faster rates than mortgage loans with relatively lower mortgage rates in response to a given change in market interest rates.

     The timing of changes in the rate of prepayments on the Mortgage Loans may significantly affect an investor's actual yield to maturity, even if the average rate of principal payments is consistent with an investor's expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on an investor's yield to maturity. The effect on an investor's yield as a result of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the offered certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

                                Tax Consequences

     The tax consequences of the purchase, ownership or disposition of the certificates of any series under any federal, state, local or foreign tax law will be specified in the prospectus supplement for that series of certificates.

     All investors are encouraged to consult their tax advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

                              ERISA Considerations

     Any fiduciary of an employee benefit or other plan or arrangement (such as an individual retirement account or Keogh plan) that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to Section 4975 of the Code (a "Plan"), that proposes to cause the Plan to acquire any of classes of certificates in a series (directly or indirectly through investment by an entity or account holding assets of the Plan) is encouraged to consult with its counsel with respect to the potential consequences of the Plan's acquisition and ownership of the certificates under ERISA and Section 4975 of the Code. Section 406 of ERISA prohibits "parties in interest" with respect to an employee benefit plan subject to ERISA from engaging in various different types of transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on prohibited transactions involving "disqualified persons" and Plans described under that Section. ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not subject to the requirements of Section 4975 of the Code.

     Although it is generally expected that the underwriters of a series will have been granted an administrative exemption (the "Exemption") by the U.S. Department of Labor from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of securities in pass-through trusts that consist of specified receivables, loans and other obligations that meet the conditions and requirements of the Exemption, to the extent specified in the prospectus supplement relating to a series of certificates, an underwriter may not have such an Exemption or certain features of the certificates may preclude them from being covered by the Exemption.

     In addition, depending on the forms of credit enhancement employed with respect to a series of certificates, investors that are Plans might also be required to satisfy the requirements of an investor-based exemption in order to invest in those certificates.

     See "ERISA Considerations" in the attached prospectus.

                            Index of Defined Terms


Advance....................................................................S-29
certificate index..........................................................S-34
Code.......................................................................S-20
Compensating Interest......................................................S-29
Countrywide Financial......................................................S-26
Countrywide Home Loans.....................................................S-26
Countrywide Servicing......................................................S-25
deleted mortgage loan......................................................S-20
Due Date...................................................................S-28
ERISA......................................................................S-35
Events of Default..........................................................S-30
excess interest.............................................................S-8
Exemption..................................................................S-35
Initial Mortgage Loan......................................................S-18
Master Servicer............................................................S-25
Master Servicer Advance Date...............................................S-29
Mortgage Loans.............................................................S-18
Net Mortgage Rate..........................................................S-29
overcollateralization.......................................................S-8
Plan.......................................................................S-35
Pooling and Servicing Agreement............................................S-18
Purchase Price.............................................................S-20
REO Property...............................................................S-29
replacement mortgage loan..................................................S-20
Subsequent Mortgage Loans..................................................S-21
Third Party Insurer Default................................................S-17
Trustee....................................................................S-18
Trustee's Mortgage File....................................................S-18

                                                                      Exhibit A
                                                                      ---------

                                   PROSPECTUS

         [Prospectus dated November 27, 2006 previously filed on EDGAR under file number 333-135846]